Exhibit 99.1

Stereotaxis Reports 2023 Second Quarter Financial Results

ST. LOUIS, August 10, 2023 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today reported financial results for the second quarter ended June 30, 2023.

“Stereotaxis delivered 28% revenue growth in the quarter, driven by a healthy system pipeline and continued demand for our robotic technology,” said David Fischel, Chairman and CEO. “We received orders for two Genesis systems in the second quarter. System backlog of $16 million, multiple upcoming installations, and continued interest in our robotic technology support our expectation of annual double digit revenue growth.”

“Stereotaxis continues to advance a robust innovation strategy. During the quarter we announced a significant strategic collaboration with Abbott to integrate the EnSite X mapping system with our robotic technology. Successful joint integrated procedures have begun in Europe and we expect growing adoption in the coming months. We rapidly responded to the request for first-in-human data to support CE Mark of the MAGiC catheter and have submitted documentation to initiate a study. Development of our next-generation highly-accessible robot remains on track. We are excited by the strategic transformation underway as we advance a new foundational product ecosystem that makes robotics broadly accessible and impactful across endovascular surgery.”

“We remain cognizant of the importance of maintaining financial strength and discipline. We are confident in our balance sheet and anticipate reduced cash utilization in upcoming quarters. Our clean balance sheet allows us to advance our transformative product ecosystem to market, fund its commercialization, and reach profitability without the need for additional financing.”

2023 Second Quarter Financial Results

Revenue for the second quarter of 2023 totaled $7.9 million, a 28% year-over-year increase compared to $6.2 million in the prior year second quarter. System revenue for the quarter was $3.3 million and recurring revenue was $4.6 million, compared to $0.6 million and $5.6 million in the prior year second quarter, respectively. System revenue growth reflects revenue recognition on the delivery of two Genesis systems. Recurring revenue was impacted by the absence of catheter royalties received in the prior year and by catheter production shortages which impacted procedure volumes but have since been resolved.

Gross margin for the second quarter of 2023 was 53% of revenue. Recurring revenue gross margin was 79% and system gross margin was 18%. Operating expenses in the second quarter of $9.5 million include $2.6 million in non-cash stock compensation expense. Excluding non-cash stock compensation expense, adjusted operating expenses in the current quarter were $6.9 million compared to $7.2 million for adjusted operating expenses in the prior year second quarter.

Operating loss and net loss for the second quarter of 2023 were ($5.3) million and ($5.0) million, respectively, compared to approximately ($5.2) million for both in the previous year. Adjusted operating loss and adjusted net loss for the quarter, excluding non-cash stock compensation expense, were ($2.7) million and ($2.4) million, respectively, compared to ($2.5) million for both in the previous year. Negative free cash flow for the second quarter was ($2.9) million.

Cash Balance and Liquidity

At June 30, 2023, Stereotaxis had cash and cash equivalents, including restricted cash, of $23.9 million and no debt.

Forward Looking Expectations

Stereotaxis reiterates its expectation of double-digit revenue growth in 2023 driven by revenue recognition of system backlog and new system orders. Accelerating revenue growth in subsequent years is expected to be supported by new technology launches.

Stereotaxis expects to end the year with $22-24 million in cash and no debt. This balance sheet allows us to advance a transformative product ecosystem to market, fund its commercialization, and reach profitability without the need for additional financing.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, August 10, 2023, at 10:00 a.m. Eastern Time. To access the conference call, dial 1-800-715-9871 (US and Canada) or 1-646-307-1963 (International) and give the participant pass code 5648825. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at https://ir.stereotaxis.com/.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 100,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to manage expenses at sustainable levels, acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its technology, competitive factors, changes resulting from healthcare policy, dependence upon third-party vendors, timing of regulatory approvals, the impact of pandemics or other disasters, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Company Contacts:
David L. Fischel
Chairman and Chief Executive Officer

Kimberly R. Peery
Chief Financial Officer

314-678-6100
Investors@Stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Systems	$3,313	$602	$5,134	$2,236
Disposables, service and accessories	4,546	5,550	9,273	10,953
Total revenue	7,859	6,152	14,407	13,189

Cost of revenue:
Systems	2,703	509	4,400	1,801
Disposables, service and accessories	969	973	1,944	1,794
Total cost of revenue	3,672	1,482	6,344	3,595

Gross margin	4,187	4,670	8,063	9,594

Operating expenses:
Research and development	2,647	2,893	5,393	5,340
Sales and marketing	3,340	3,279	6,488	6,225
General and administrative	3,477	3,677	7,078	7,297
Total operating expenses	9,464	9,849	18,959	18,862
Operating loss	(5,277)	(5,179)	(10,896)	(9,268)

Other income	27	-	27	-
Interest income, net	293	45	565	48
Net loss	$(4,957)	$(5,134)	$(10,304)	$(9,220)
Cumulative dividend on convertible preferred stock	(335)	(335)	(666)	(666)
Net loss attributable to common stockholders	$(5,292)	$(5,469)	$(10,970)	$(9,886)

Net loss per share attributed to common stockholders:
Basic	$(0.07)	$(0.07)	$(0.14)	$(0.13)
		-
Diluted	$(0.07)	$(0.07)	$(0.14)	$(0.13)

Weighted average number of common shares and equivalents:
Basic	81,049,211	75,953,916	78,787,652	75,915,864

Diluted	81,049,211	75,953,916	78,787,652	75,915,864

STEREOTAXIS, INC.

BALANCE SHEETS

(in thousands, except share amounts)	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,877	$8,586
Restricted cash - current	569	525
Short-term investments	-	19,844
Accounts receivable, net of allowance of $169 and $235 at 2023 and 2022, respectively	6,645	5,090
Inventories, net	7,703	7,876
Prepaid expenses and other current assets	1,108	1,325
Total current assets	38,902	43,246
Property and equipment, net	3,590	3,831
Restricted cash	481	744
Operating lease right-of-use assets	5,188	5,384
Prepaid and other non-current assets	154	208
Total assets	$48,315	$53,413

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,840	$3,270
Accrued liabilities	2,920	3,306
Deferred revenue	8,223	7,342
Current portion of operating lease liabilities	399	373
Total current liabilities	14,382	14,291
Long-term deferred revenue	1,639	1,654
Operating lease liabilities	5,282	5,488
Other liabilities	43	51
Total liabilities	21,346	21,484

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 22,383 shares outstanding at 2023 and 2022	5,583	5,583
Stockholders’ equity:
Convertible preferred stock, Series B, par value $0.001; 10,000,000 shares authorized, 5,610,121 shares outstanding at 2022	-	6
Common stock, par value $0.001; 300,000,000 shares authorized, 80,682,586 and 74,874,459 shares issued at 2023 and 2022, respectively	81	75
Additional paid-in capital	548,782	543,438
Treasury stock, 4,015 shares at 2023 and 2022	(206)	(206)
Accumulated deficit	(527,271)	(516,967)
Total stockholders’ equity	21,386	26,346
Total liabilities and stockholders’ equity	$48,315	$53,413